Exhibit 99.1

FOR IMMEDIATE RELEASE

Yael Cosset Appointed to Kohl’s Corporation Board of Directors

MENOMONEE FALLS, Wis., February 3, 2020 – Kohl’s Corporation (NYSE: KSS) today announced that its Board of Directors increased the size of the Board to twelve members and appointed Yael Cosset to fill the new Board seat effective February 2, 2020. Cosset has been appointed to a term expiring at Kohl’s 2020 annual shareholders meeting and will be standing for election by Kohl’s shareholders at that time. He will initially serve on the Board of Directors’ Governance and Nominating Committee.

“Yael is a seasoned executive leader who brings technology and digital expertise with notable retail and consumer brands,” said Frank Sica, Kohl’s chairman. “This digital experience and his deep understanding of customer analytics, innovation and transformation in the retail sector will be valuable assets to Kohl’s, and we look forward to his contributions to the board."

Cosset is Senior Vice President, Chief Information Officer of The Kroger Co. He previously served as Global Vice President and Chief Digital Officer of Kroger from January 2017 to February 2019 and as Chief Information Officer / Chief Commercial Officer of 84.51˚ LLC, a wholly-owned subsidiary of Kroger from April 2015 to January 2017. Prior to joining Kroger, Cosset held senior management positions at dunnhumby Ltd., a customer data science and consulting services firm, having most recently served as Global Chief Information Officer from 2010 to April 2015. Prior to dunnhumby Ltd., Cosset held senior management positions at MicroStrategy Incorporated, a business intelligence and analytics enterprise software company.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Since its founding, Kohl's has given more than $700 million to support communities nationwide, with a focus on family health and wellness. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contact:

Jen Johnson, Jen.Johnson@Kohls.com, 262-703-5241

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